Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2022 with respect to the consolidated financial statements included in the Annual Report of Lightning eMotors Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Lightning eMotors, Inc. on Form S-8 (File No. 333-257847).

/s/ GRANT THORNTON LLP

Denver, Colorado

March 30, 2022